EXHIBIT 16.1

                                                    PricewaterhouseCoopers LLP
                                                    Chartered Accountants
                                                    PricewaterhouseCoopers Place
                                                    250 Howe Street, Suite 700
                                                    Vancouver, British Columbia
                                                    Canada V6C 3S7 Telephone +1
                                                    (604) 806 7000 Facsimile +1
                                                    (604) 806 7806 March 5, 2003

British Columbia Securities Commission
P.O. Box 10142, Pacific Centre
701 West Georgia Street
Vancouver, B.C.
V7Y 1L2

Attention: Executive Director

Dear Sirs:
Beartooth Platinum Corporation

Pursuant to Paragraph 4.7 of National Policy No. 31, we hereby confirm our agreement with the information contained in the Notice sent to us by the above-noted company dated March 5, 2003. This confirmation is based on our knowledge of the information at this date.


Yours very truly,
"PricewaterhouseCoopers LLP"
Chartered Accountants

cc: Beartooth Platinum Corporation
    BDO Dunwoody LLP

Celebrating 90 years in British Columbia

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.
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[LOGO]              BDO Dunwoody LLP               600 Park Place
                Chartered Accountants              666 Burrard Street
                                                   Vancouver, BC, Canada V6C 2X8
                                                   Telephone: (604) 688-5421
                                                   Telefax:  (604) 688-5132
                                                   E-mail:  vancouver@bdo.ca
                                                   www.bdo.ca
                                                   Direct Line: (604) 443-4706
                                                   E-mail: ddejersey@bdo.ca
March 5, 2003

Executive Director
British Columbia Securities Commission
PO Box 10142, Pacific Centre
701 West Georgia Street
Vancouver, BC V7Y 1L2

Dear Sirs:

Re: Beartooth Platinum Corporation (the "Corporation")

As required by National Policy No. 31 of Canadian Securities Administrators, we have reviewed the information contained in the Notice of Change of Auditor for the referenced Corporation and, based on our knowledge of such information at this time, we do not disagree with the information contained in such notice.

Our understanding is that the Notice will read as follows:

      "The Corporation has changed its auditor from PricewaterhouseCoopers LLP, Chartered Accountants, of 200 - 250 Howe Street, Vancouver, British Columbia V6C 3S7, to BDO Dunwoody LLP, Chartered Accountants, of 600 Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8, effective as of the 5 th day of March, 2003.

      The Corporation's former auditor was asked to resign and the resignation of the former auditor and the appointment of the successor auditor has been approved by the Corporation's audit committee.

      There were no reservations in the former auditor's reports for the audits of the Corporation's two most recently completed fiscal years, nor for any period subsequent to December 31, 2001, the most recently completed period for which an audit report was issued, to January 28, 2003, the date of resignation.

      There are no reportable events between the Corporation and the former auditor.

      The reporting package, comprising this Notice and letters of the former and new auditors has been reviewed by the Corporation's Audit Committee and Board of Directors prior to submission of same to the Regulatory Authorities."

We understand that notice of such change will be mailed to all shareholders of the Corporation.

Yours truly,

/s/ BDO Dunwoody LLP
Chartered Accountants